                                                        Exhibit 10.1

STOCK SALE AND PURCHASE AGREEMENT

By and between

NEW WORLD BRANDS, INC.

As Purchaser

BETTER ONLINE SYSTEMS, LTD.

As Seller

August 17, 2008

________________________________________________________________________

NWB-BOS Letter of Agreement

Whereas NEW WORLD BRANDS, INC. (hereafter referred to also as "NWB"), located in Eugene, Oregon, and B.O.S. BETTER ONLINE SOLUTIONS, LTD. (hereafter referred to also as "BOS"), located in Rishon Le Zion, Israel, contemplate entering into the transaction described below.

Whereas BOS holds 16,446,544 shares of NWB common stock (the “BOS NWB Stock”), and additional 3,865,375 shares of Qualmax, Inc. common stock. (the “BOS Qualmax Stock”); and

Whereas NWB represents that pursuant to that Merger Agreement between NWB and Qualmax, Inc., dated February 18, 2008, as filed as part of NWB’s Preliminary Schedule 14C (the “Preliminary 14C”), with the Securities and Exchange Commission on February 22, 2008, Qualmax and NWB intend to effect a merger by which Qualmax will be merged with and into NWB, and Qualmax shareholders will receive shares of NWB common stock in exchange for their shares of Qualmax common stock; and

Whereas In the event that the merger will be completed before NWB has purchased all the BOS NWB Stock from BOS in accordance with this Letter of Agreement, the BOS Qualmax Stock as a result of the merger shall be exchanged for 54,593,997 New NWB Stock (the “Exchange”); and

Whereas NWB and/or its assigns undertakes to absolutely and irrevocably purchase Thirty-Five (35) Million shares of NWB common stock from BOS (the “NWB Stock”), and BOS shall sell  up to Thirty-Five (35) Million shares of NWB common stock to NWB, subject to the following terms and conditions (it being explicitly stipulated and agreed that the NWB Stock is comprised of BOS NWB Stock and 18,553,456 of the New NWB Stock, or in case the merger is not effectedBOS Qualmax Stock on an as exchanged basis as more fully set forth below);

  1.  The price per share for all shares of NWB Stock to be sold and purchased under this Agreement shall be $0.025. The total purchase price for Thirty-Five (35) Million shares of NWB Stock shall be $875,000.00 (all to be paid in US Dollars). NWB represents and warrants it is repurchasing these shares to be placed into treasury, and has no present intention of distributing or selling to others its interest in the NWB Stock or granting any participation therein in violation of any applicable law.

 2.  On September 2, 2008, NWB shall pay BOS the sum of $125,000.00 (One Hundred and Twenty Five Thousand Dollars) in exchange for Five (5) Million shares of the NWB Stock (the “First Portion of NWB Shares”). BOS shall send to NWB, by overnight courier, the share transfer deed in respect of the First Portion of NWB Shares within three days after BOS receives its bank confirmation that the consideration for the First Portion of NWB Shares has been duly received in its account.

3.  3.1 On October 1, 2008, NWB shall pay an additional minimum amount of $25,000.00 (Twenty Five Thousand U.S. Dollars) to BOS in exchange for a minimum of another One (1) Million shares of the NWB Stock. Thereafter, NWB shall make further payments of a minimum of $25,000.00 (Twenty Five Thousand U.S. Dollars) to BOS in exchange for a minimum of One (1) Million shares of NWB Stock, every consecutive month, on the first day of such month, until, subject to Section 3.2 below, it has purchased all 35 Million shares of NWB Stock under this Agreement (at a per-share price of $0.025 for all shares).  NWB shall have the right, subject to BOS’ consent, to request to accelerate its purchase of the NWB Stock, in whole or in part, at any time, at a per share purchase price of $0.025

3.2           BOS’s undertaking to sell NWB Stock hereunder is limited to the reservation of 6,000,000 shares of the NWB Stock for a period of 6 months beginning on the date of this Letter of Agreement (the “Reservation Period”) all provided however, that NWB has fulfilled its obligation to purchase the First Portion of the NWB Stock in accordance with Section 2 above, and has paid BOS the amount of $125,000 in consideration therefore.

    Subject to NWB duly and timely fulfilling its undertaking to purchase a minimum of 1,000,000 shares of NWB Stock (or equivalents) per month consecutively, at the price stated herein, with the first monthly period beginning on October 1, 2008, BOS shall, absolutely and irrevocably continue to reserve, each 6-month period, a tranche of 6,000,000 shares of NWB Stock for the subsequent 6 month period, (Each such 6-month period the “Deferred Reservation Period”). So long as NWB continues to make monthly payment as per the terms of this agreement, BOS shall continue selling monthly million-share lots or greater increments provided acceleration has been requested by NWB and consented by BOS (provided appropriate payment for greater increments has been received by BOS from NWB) to NWB until it has fulfilled its obligation under this Agreement to sell 35 million shares or share equivalents (subject  to and calculated in accordance with section 5 below) as the case may be, of NWB stock to NWB.

After the Reservation Period or each Deferred Reservation Period, as the case may be, BOS shall have the right to offer and/or sell to any third party all or any part of the balance of the NWB Stock not purchased from it until the Reservation Period or the Deferred Reservation Period has elapsed.

3.3           NWB represents that it has not yet issued to BOS stock certificates representing the NWB Stock nor has the NWB Stock been registered under the Securities Act 1933, as amended. NWB further represents and warrants that NWB purchases the NWB Stock on an As Is basis. Each of NWB and BOS represents and warrants that it has the corporate power to enter into and perform in accordance with this Agreement (subject to the approval of BOS’s Board of Directors), that no consent from any third party is required for the execution and performance under this Agreement, the execution and performance of this Agreement will not violate or result in a breach of any certificate or other governing instrument of NWB and BOS, respectively, and any agreement with any third party, and BOS further confirms that it holds exclusive and unencumbered title to and ownership of the NWB Shares and sale of the NWB Shares pursuant hereto does not infringe upon or otherwise conflict with the rights of any third party. The parties hereby agree to cooperate in filing all required forms including but not limited to (to the extent required pursuant to applicable rules and regulations,) Forms 13D, Form 3, Form  4 and 8-K filings, or any other filing required, provided however that all costs associated and related therewith, including, advisors fees, printing, filing and attorneys fees, will be borne by NWB.

        4.  The total purchase price shall be stipulated as $875,000.00 (Eight Hundred and Seventy Five Thousand Dollars), consisting of:

$125,000.00        within five days after the date of this agreement.
$750,000.00        consisting of up to thirty separate monthly payments of $25,000.00
____________
$875,000.00        Total Contract Price

          5.           5.1           The parties recognize that currently BOS holds 16,446,544 shares of NWB common stock (the “BOS NWB Stock”), and additional 3,865,375 shares of Qualmax, Inc. common stock. (the “BOS Qualmax Stock”).

       5.2      Assuming successful completion of the Merger in accordance with the Merger Agreement between NWB and Qualmax, Inc., dated February 18, 2008, as filed as part of the Preliminary 14C, Thereafter BOS shall hold a total of 71,040,519 shares of NWB (reflecting BOS NWB Stock and BOS Qualmax Stock, exclusive of warrants).

    5.3 In the event that the NWB/Qualmax merger is not completed before NWB has purchased all of the BOS NWB Stock pursuant to this Letter of Agreement, this Agreement shall remain valid and in lieu of the purchase of shares of NWB Stock, NWB shall purchase from BOS and BOS shall sell to NWB the BOS Qualmax Stock on an as-exchanged basis (pursuant to the exchange rate determined by the Qualmax/NWB merger agreement) up to the total amount of the NWB Stock.

6.           For each payment due under this Agreement, payment by NWB shall be due on the first day of each month. In the event of a default in payment by NWB, BOS’s sole recourse shall be that BOS shall have the undisputable right to terminate this Letter of Agreement, and be released from all obligations to sell to NWB any shares of NWB Stock, BOS NWB Stock or BOS Qualmax Stock under this Letter of Agreement.

NWB shall make payment by bank wire transfer to the account designated by BOS below, on or before the 15th day of each month, for the duration of this Agreement. BOS shall make delivery by sending an appropriate stock certificate if such stock certificates in respect of the NWB Stock, and, if applicable, BOS Qualmax Stock reflecting BOS’s title thereto will have been delivered to BOS well in advance. Otherwise BOS shall be deemed to have fulfilled its obligation by mailing a Stock Transfer Deed (in the form attached hereto as appendix. A) to NWB by major overnight carrier (such as Fedex, or DHL) within three days after receipt of BOS’s bank confirmation that the respective full amount with respect to the relevant portion of NWB Shares was received in BOS’s account.

7.         The parties hereby agree that this Letter of Agreement shall be interpreted in accordance with Israeli Law without giving effect to the conflict of laws provisions thereof and that jurisdiction and venue for any actions pursuant to this Letter of Agreement shall lie exclusively in the competent Tel-Aviv courts. This Agreement is severable; if a Court of competent jurisdiction finds any of its terms to be illegal or void, the remaining terms shall keep their force and effect without said terms.

8.           By signing this Agreement the parties acknowledge and agree that this Agreement shall be specifically enforceable at law without any preliminary or subsequent showing of irreparable harm, or any need to post any bond.

9.           This Letter of Agreement constitutes the full and final understanding between BOS, NWB and Qualmax with respect to the sale and transfer of the NWB Stock (or equivalents, as specifically herein stated) from BOS to NWB subject to this Agreement’s terms and conditions. Nothing herein shall be deemed to derogate from the rights of BOS pursuant to the existing agreements with Qualmax and NWB  and their affiliates.

10.           It is hereby explicitly understood that BOS’s consent to enter into this transaction is based on a good faith basis and understanding that NWB is interested in purchasing, on a firm commitment basis, the NWB Stock from BOS and that under no other circumstances would BOS agree to enter into this letter of Agreement under such terms.

11.           For purposes of official communications and notices between the parties, notice shall be deemed effective and delivered to BOS when delivered to:

B.O.S. Better Online Solutions Ltd.
Attn: Shmuel Koren
20 Freiman St.
Rishon LeZion 75101 Israel
Fax: +972(0)3-9541003
Email: skoren@boscom.com

Notice to NWB shall be deemed effective and delivered if delivered to NWB at:

New World Brands, Inc.
Attn: David Kamrat
Address:     340 West 5th Avenue
Eugene,      OR 97401
Fax:                541-302-3064
Email:        dkamrat@nwbnetworks.com

Notices to be served according to this Letter of Agreement shall be in writing and shall be served upon the parties at the addresses set forth above or to such other party or address as the parties may, from time to time, designate in writing. Notices served by registered mail shall be deemed received on the day of actual delivery as evidenced by the addressee’s receipt, and notices served via fax or email shall be deemed received on the day of transmission. Any notices of default or other possible non-compliance shall be sent by email as well as by certified or registered mail.

12. Wiring Instructions: BOS shall inform NWB in writing at least 15 days prior to making any changes to the bank wire information listed here. Until and unless informed otherwise pursuant to this paragraph by BOS, NWB shall make all payments to BOS under this Agreement by electronic bank wire transaction using the following banking information:

BANK NAME – BANK LEUMI
ADDRESS - 5 SAHAROV STREET RISHON LE-ZION
ACCOUNT NUMBER-671 14290082
SWIFT CODE-LUMIILITTLV
IBAN-IL010 671 14290082

Signed:

/s/ _Shmuel Koren                                                                 /s/ M. David Kamrat
B.O.S. BETTER ONLINE SOLUTIONS, LTD.                                               NEW WORLD BRANDS, INC. by
By SHMUEL KOREN                                                                                       M. DAVID KAMRAT
CEO                                                                                         CEO

August 18, 2008                                                                         August 18, 2008
Date                                                                                              Date